Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement, Pre-Effective Amendment Number Two, of Action Products International, Inc., on Form S-3, for the registration of 5,000,000 of its common shares and to the incorporation by reference therein, and in the related prospectus, of our report dated January 26, 2004, with respect to the consolidated financial statements of Action Products International, Inc. and subsidiary included in its Annual Report on Form 10-KSB for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ MOORE STEPHENS LOVELACE, P.A.
Moore Stephens Lovelace, P.A. Certified Public Accountants Orlando, Florida February 2, 2005